Exhibit 99.1

Expedia, Inc. Announces Second Quarter Financial Results

Renews and Expands Strategic Partnership with Microsoft’s MSN

BELLEVUE, Wash.—August 2, 2005—Expedia, Inc. (NASDAQ: EXPEV) today announced financial results on a combined basis for the second quarter ended June 30, 2005.

The results and discussion which follow relate to the travel and travel-related businesses, subsidiaries and investments that will be contributed to Expedia, Inc. as part of the previously announced spin-off of Expedia, Inc. from IAC/InterActiveCorp (NASDAQ: IACI). The spin-off is expected to occur next week, with IAC and Expedia, Inc. beginning trading as independent public companies on August 9, 2005.

“Expedia, Inc.—on its own as a stand alone travel services company—begins officially next Tuesday,” said Barry Diller, Expedia, Inc.’s Chairman. “This first report of its operations more than substantiates the strength and growth of the business, and underscores why having it be pure to travel is in everyone’s best interest, for those inside the Company and to its public shareholders and constituents.”

“We had a strong quarter heading into our spin-off, as we built on our solid foundation as one of the world’s leading travel service companies,” said President and CEO, Dara Khosrowshahi. “We have a great team in place, our Expedia North American operations are executing solidly, and our gross bookings growth has increased sequentially over Q1 in our international businesses, as well as for the Hotels.com and Hotwire brands. The environment is as competitive as ever, but we are certainly up for it.”

Financial Summary (figures in $MM’s)

	3 Months Ended June 30, 2005	3 Months Ended June 30, 2004	Y / Y Growth
Gross bookings	$4,137.7	$3,279.1	26%
Revenue	555.0	487.0	14%
Operating income	96.4	73.5	31%
Operating Income Before Amortization	174.3	152.1	15%
Net income	73.4	48.5	51%
Adjusted net income	123.1	99.9	23%

For more information regarding IAC, Expedia, Inc., the spin-off transaction and the basis of presentation for financial results contained in this release, please refer to “The Spin-Off” and “Basis of Presentation” sections below. Please also see “Definitions of Non-GAAP Measures” and “Tabular Reconciliation for Non-GAAP Measures” for an explanation of non-GAAP measures used throughout this release.

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Discussion of Results

Gross bookings increased 26% for the second quarter 2005 compared with second quarter 2004. Domestic gross bookings increased 17%, and international gross bookings increased 73% versus the prior year quarter. Revenue grew 14% during the quarter, primarily driven by the international merchant hotel business, acquisitions and the air business. Revenue from domestic businesses grew 6%, and revenue from international businesses grew 58%.

Merchant hotel revenues increased 9% for the second quarter, driven primarily by an 8% increase in total merchant hotel room nights stayed, including rooms delivered as a component of packages. Revenue per room night was flat, resulting from a 5% increase in the average daily room rates, offset by a decrease in merchant hotel raw margins (defined as merchant hotel net revenue as a percent of gross bookings).

Air revenues increased 7% during the quarter, primarily from a 21% increase in air tickets sold, partially offset by an 11% decline in revenue per air ticket.

Expedia, Inc.’s domestic air and merchant hotel businesses operate in a challenging competitive environment, due primarily to increased competition from third party distributors, increased promotion by suppliers of their own websites and higher overall occupancy rates and load factors. This environment is generally expected to continue.

Operating income grew 31% during the quarter, and Operating Income Before Amortization grew 15%, driven by higher revenue due in part to acquisitions and lower sales and marketing expense as a percentage of revenue, partially offset by lower gross margins. Operating income growth exceeded Operating Income Before Amortization growth due to relatively flat amortization expenses. Selling and marketing expense grew by 10%, driven by a 60% increase in international selling and marketing expense as Expedia, Inc. focuses resources on building its international presence and recognition.

Net income increased by $25 million and adjusted net income by $23 million for the second quarter, both due primarily to the increase in operating income and interest income, offset by correspondingly higher taxes.

Revenue margins (defined as net revenue as a percentage of gross bookings) decreased by 144 basis points due primarily to lower air revenue per ticket, a higher mix of agency business and lower merchant hotel raw margins. In addition, increased fare prices per air ticket increased gross bookings without a corresponding increase in relatively fixed air revenues. Operating margins, however, remain strong—Operating Income Before Amortization margin increased 16 basis points for the second quarter versus the prior year, and 147 basis points excluding the impact of a one-time reversal of a legal settlement benefiting second quarter 2004 results.

For the twelve months ended June 30, 2005, net cash provided by operating activities was $929 million. Free cash flow (net cash provided by operating activities less capital expenditures) was $876 million. Both net cash provided by operating activities and free cash flow for the twelve months ended June 30, 2005 include $205 million from the increase in accounts payable and accrued liabilities, and $148 million from the increase in deferred merchant bookings.

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Recent Highlights

•	MSN and Expedia renewed and expanded their strategic partnership. The new agreement maintains Expedia’s presence as the provider of travel shopping services on MSN.com and several international MSN websites, and broadens the partnership to include all Expedia, Inc.’s leisure brands, including Hotels.com and Hotwire.

•	International gross bookings, representing Expedia, Inc.’s points of sale in Canada, the U.K., Germany, France, Italy, the Netherlands, China and other countries, were 22% of second quarter total gross bookings, up from 16% in the prior year quarter, and international revenues were 21% of total revenues, up from 15%.

•	During the quarter www.expedia.ca, Canada’s leading online travel agency, reached $1 billion in cumulative gross bookings since its debut in November 1999. Expedia, Inc.’s French and Italian websites combined for over $135 million in gross bookings in their first full year of operation since debuting in spring 2004.

•	Expedia, Inc. continues to add hotel properties to the company’s various points of sale, including the new Wynn Las Vegas. Expedia, Inc. offers more than 20,000 distinct merchant hotel properties for booking at Expedia.com, Hotels.com and its other websites. Thousands of these properties are fully direct-connected, offering real-time availability, rates and inventory on our websites, benefiting both Expedia, Inc.’s customers and suppliers.

•	Expedia.com’s lodging customers created over 50,000 hotel reviews of actual paid stays in just seven months. Traveler reviews join hotel photos, virtual tours, star ratings and amenity details as valuable content to help customers better search and choose among hotel properties for their next trip.

•	Budget, Payless and Europcar have been named preferred vendors for Expedia’s Platinum Marketing Program. Expedia’s Platinum Marketing Program guarantees that travelers booking on Expedia.com will have access to the same low rates available anywhere else, including a car rental company’s own web site. In addition, there are specific guarantees of excellent customer care and special offers for Expedia customers.

•	Italy-based MSC Cruises was added to the vast selection of options for Expedia.com’s cruise customers. Expedia.com’s Cruise Price Guarantee assures customers booking a cruise that they will pay the lowest price for their cruise, or Expedia will match the competing price and provide a $50 certificate redeemable online for gift certificates from hundreds of stores, theatres and restaurants.

•	Expedia Corporate Travel (“ECT”) and Southwest Airlines signed an agreement in which ECT customers are given the opportunity to book Southwest when they search for flights within the ECT platform on city pairs Southwest serves. ECT has reached over 3,000 cumulative clients, with domestic online adoption of 85%.

•	Hotels.com second quarter gross bookings increased 7%, exceeding $500 million in quarterly gross bookings for the first time in its history. The company continued to develop its ‘Hotel Expert’ re-branding strategy during the second quarter.

•	TripAdvisor, the leading global travel information and advice destination (www.tripadvisor.com), reached an industry milestone, with two million travel reviews and opinions now posted on the site, covering more than 200,000 hotels and attractions worldwide. The reviews and opinions represent a comprehensive resource for travelers before planning and going on a vacation, weekend getaway or business trip.

•	Classic Custom Vacations, a full-service travel company specializing in tailoring luxury vacation experiences in Hawaii, Mexico, Europe and the Caribbean through an independent network of offline travel agencies, announced the upcoming addition of Tahiti to its suite of destinations.

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EXPEDIA, INC. AND SUBSIDIARIES

COMBINED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
	(in thousands)
Revenue	$555,007	$486,959	$1,040,053	$900,221
Cost of revenue	122,385	103,672	229,040	201,177

Gross profit	432,622	383,287	811,013	699,044
Operating expenses:
Selling and marketing expense	180,329	163,855	347,474	323,735
General and administrative expense	68,950	59,668	134,982	109,741
Amortization of non-cash distribution and marketing expense	3,485	4,733	3,917	9,771
Amortization of non-cash compensation expense	42,608	43,175	80,908	90,044
Amortization of intangibles	31,783	30,688	63,448	60,777
Depreciation expense	9,088	7,646	17,580	14,777

Operating income	96,379	73,522	162,704	90,199
Other income (expense):
Net interest income	19,712	8,348	29,511	14,274
Equity in income (loss) of unconsolidated affiliates and other	3,476	(918)	4,510	(2,458)

Total other income, net	23,188	7,430	34,021	11,816

Earnings before income taxes and minority interest	119,567	80,952	196,725	102,015
Income tax expense	(45,484)	(31,938)	(74,869)	(40,282)
Minority interest in income of consolidated subsidiaries	(651)	(472)	(395)	(472)

Net income	$73,432	$48,542	$121,461	$61,261

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EXPEDIA, INC. AND SUBSIDIARIES

COMBINED BALANCE SHEETS

(Unaudited)

	June 30, 2005	December 31, 2004
	(in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$328,869	$154,957
Restricted cash and cash equivalents	46,484	600
Marketable securities	—	1,000
Accounts and notes receivable, net of allowance of $3,630 and $2,338, respectively	197,862	143,905
Receivables from IAC and subsidiaries	2,356,525	1,874,745
Deferred income taxes	8,632	8,696
Other current assets	130,192	61,954

Total current assets	3,068,564	2,245,857
Goodwill	5,872,589	5,790,111
Intangible assets, net	1,239,930	1,279,361
Long-term investments and other	37,029	140,432
Property, plant and equipment, net	84,497	81,426

TOTAL ASSETS	$10,302,609	$9,537,187

LIABILITIES AND INVESTED EQUITY
CURRENT LIABILITIES:
Accounts payable, trade	$656,011	$528,405
Deferred merchant bookings	750,804	361,199
Deferred revenue	7,474	5,353
Income tax payable	1,390	421
Other current liabilities	99,816	86,801

Total current liabilities	1,515,495	982,179
Other long term liabilities	38,183	50,248
Deferred income taxes	353,907	333,696
Minority interest	75,640	18,435
INVESTED EQUITY:
Invested capital	8,318,761	8,118,961
Accumulated other comprehensive income	623	33,668

Total invested equity	8,319,384	8,152,629

TOTAL LIABILITIES AND INVESTED EQUITY	$10,302,609	$9,537,187

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EXPEDIA, INC. AND SUBSIDIARIES

COMBINED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2005	2004
	(In thousands)
Cash flows from operating activities:
Net income	$121,461	$61,261
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	81,028	75,554
Amortization of non-cash distribution and marketing expense	3,917	9,771
Amortization of non-cash compensation expense	80,908	90,044
Amortization of deferred financing costs	—	161
Deferred income taxes	23,086	(50,604)
Equity in losses of unconsolidated affiliates	795	286
Minority interest in income of consolidated subsidiaries	395	472
Changes in current assets and current liabilities:
Accounts and notes receivable	(48,605)	22,511
Prepaids and other assets	(60,230)	(56,255)
Accounts payable and accrued liabilities	183,776	204,001
Deferred revenue	2,120	(3,397)
Deferred merchant bookings	388,907	295,429
Other, net	5,892	7,898

Net cash provided by operating activities	783,450	657,132

Cash flows (used in) provided by investing activities:
Acquisitions, net of cash acquired	13,579	(249,647)
Capital expenditures	(26,010)	(26,131)
Purchase of marketable securities	—	(5,015)
Proceeds from sale of marketable securities	1,000	722,646
Increase in long-term investments and notes receivable	(2,393)	(2,706)
Other, net	161	(85)

Net cash (used in) provided by investing activities	(13,663)	439,062

Cash flows used in financing activities:
Transfers to IAC	(554,999)	(948,717)
Proceeds from sale of subsidiary stock, including stock options	555	—
Changes in restricted cash	(45,884)	—
Other, net	5,360	1,727

Net cash used in financing activities	(594,968)	(946,990)
Effect of exchange rate changes on cash and cash equivalents	(907)	(618)

Net increase in cash and cash equivalents	173,912	148,586
Cash and cash equivalents at beginning of period	154,957	188,639

Cash and cash equivalents at end of the period	$328,869	$337,225

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EXPEDIA, INC. AND SUBSIDIARIES

SUPPLEMENTAL COMBINED STATEMENT OF CASH FLOWS

(Unaudited)

Twelve months ended June 30, 2005
(In thousands)
Cash flows from operating activities:
Net income	$223,673
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	162,128
Amortization of non-cash distribution and marketing expense	10,874
Amortization of non-cash compensation expense	162,264
Deferred income taxes	68,395
Equity in losses of unconsolidated affiliates	334
Minority interest in loss of consolidated subsidiaries	(378)
Changes in current assets and current liabilities:
Accounts and notes receivable	(60,212)
Prepaids and other assets	(937)
Accounts payable and accrued liabilities	205,454
Deferred revenue	3,054
Deferred merchant bookings	148,350
Other, net	6,172

Net cash provided by operating activities	929,171

Cash flows (used in) provided by investing activities:
Acquisitions, net of cash acquired	1,836
Capital expenditures	(53,286)
Proceeds from sale of marketable securities	1,000
Increase in long-term investments and notes receivable	(62,128)
Other, net	161

Net cash used in investing activities	(112,417)

Cash flows used in financing activities:
Transfers to IAC	(775,189)
Proceeds from sale of subsidiary stock, including stock options	555
Changes in restricted cash	(45,884)
Other, net	9,465

Net cash used in financing activities	(811,053)
Effect of exchange rate changes on cash and cash equivalents	(14,057)

Net decrease in cash and cash equivalents	(8,356)
Cash and cash equivalents at beginning of period	337,225

Cash and cash equivalents at end of the period	$328,869

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Expedia, Inc.

Supplemental Information

($ in thousands; rounding differences may exist)

	2003	2004					2005
	FYE 12/31	Q1	Q2	Q3	Q4	FYE 12/31	Q1	Q2	1H 2005
Gross Bookings by Geography (a) (b) (d)
Domestic	$8,429	$2,771	$2,754	$2,630	$2,300	$10,455	$3,184	$3,229	$6,413
International	1,140	563	525	636	595	2,319	902	909	1,811

Total	$9,569	$3,334	$3,279	$3,266	$2,895	$12,774	$4,086	$4,138	$8,224

Net Revenue by Geography (a) (c) (d)
Domestic	$1,250	$351	$414	$413	$349	$1,527	$386	$439	$825
International	151	62	73	91	90	316	99	116	215

Total	$1,401	$413	$487	$504	$439	$1,843	$485	$555	$1,040

Gross Bookings by Brand (a) (b) (d)
Expedia	$7,908	$2,672	$2,636	$2,647	$2,409	$10,364	$3,444	$3,416	$6,860
Hotels.com	1,576	494	470	461	350	1,775	483	502	985
Other	85	168	173	158	136	635	159	220	379

Total	$9,569	$3,334	$3,279	$3,266	$2,895	$12,774	$4,086	$4,138	$8,224

Gross Bookings by Agency/Merchant (a) (b) (d)
Agency	$5,637	$1,822	$1,888	$1,875	$1,760	$7,345	$2,386	$2,422	$4,808
Merchant	3,932	1,512	1,391	1,391	1,135	5,429	1,700	1,716	3,416

Total	$9,569	$3,334	$3,279	$3,266	$2,895	$12,774	$4,086	$4,138	$8,224

Packages Revenue (a)	$296	$93	$105	$106	$92	$396	$114	$125	$239
Number of Transactions (a) (e)	26.2	8.2	8.5	9.2	7.6	33.5	9.7	10.0	19.7
Merchant hotel room nights (a) (f)	26.3	7.0	8.3	9.1	7.4	31.8	7.3	9.0	16.3

(a)	Includes actual results for Hotwire from its acquisition date of November 5, 2003.
(b)	Total retail value of transactions booked during a specified time period, including taxes and fees, for both agency and merchant transactions.
(c)	Represents revenue as if Hotels.com revenue were presented on a net basis for all periods. Please refer to the proxy statement/prospectus as filed with the SEC on June 17, 2005 for additional detail.
(d)	Includes results from TripAdvisor from its acquisition date of April 28, 2004, which previously had been part of IAC Local and Media Services. Excludes TVTS and Interval results.
(e)	Transactions are reported as booked.
(f)	Merchant hotel room nights are reported as stayed for Expedia and Hotels.com, and booked for Hotwire.

The financial, statistical and other information contained herein is unaudited.

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Income Statement Notes

Revenue

•	Expedia, Inc. makes travel products and services available through two business models: the merchant model and the agency model.

•	Under the merchant model, Expedia, Inc. facilitates the booking of travel products and services from its travel suppliers, and is, for such bookings, the merchant of record. Merchant transactions typically produce a higher level of net revenues per transaction. Merchant revenues are generally recognized when the customer uses the travel product or service, as opposed to when the travel product or service is booked. Merchant revenues are derived from the difference between amounts paid to the travel suppliers and the amounts paid by the consumer.

•	Under the agency model, Expedia, Inc. acts as an agent in the transaction, passing reservations booked by its customers to the relevant airline, hotel, car rental company or cruise line. Expedia, Inc. receives a commission or ticketing fee from the travel supplier for its services under the agency model. In agency transactions the supplier sets the price to be paid by the consumer and the travel supplier appears as merchant of record for the transaction. Agency revenues are derived primarily from commissions and ticketing fees from travel suppliers, revenues from GDSs and fees from leisure and corporate travelers. Agency revenues are typically recognized at the time the reservation is booked.

•	Agency gross bookings were 58.5% of total gross bookings for both the three and six month periods ended June 30, 2005, compared with 57.6% and 56.1% for the comparable prior year periods.

Cost of Revenue

•	Cost of revenue consists of: (1) credit card merchant fees; (2) fees paid to our fulfillment vendors for processing of airline tickets and related customer services; (3) reserves and related payments to airlines for tickets purchased with fraudulent credit cards; and (4) allocated and direct costs of our data and call centers.

•	Under Expedia, Inc.’s merchant model, where Expedia, Inc. serves as the merchant of record, credit card merchant fees are paid by Expedia, Inc. on the entire transaction amount, whereas under the agency model, merchant fees relate only to the incremental fees charged by Expedia, Inc. to its agency customers.

•	Cost of revenue as a percentage of revenue was 22.1% and 22.0% respectively for the three and six month periods ended June 30, 2005, compared with 21.3% and 22.3% for the comparable prior year periods.

Operating Expenses

•	Operating expenses as a percentage of revenue for the three and six month periods were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Selling and Marketing	32.5%	33.6%	33.4%	36.0%
General and Administrative	12.4%	12.3%	13.0%	12.2%

•	Operating expenses include depreciation expense of $9.1 million and $17.6 million for the three and six month periods ended June 30, 2005, and $7.6 million and $14.8 million for the comparable prior year periods.

Selling and Marketing

•	Selling and marketing expenses consist of advertising and distribution expenses as well as personnel-related costs. Our distribution channels include portals, search engines and our affiliate programs.

•	Second quarter 2004 included a reversal of $6.4 million of selling and marketing expense associated with the resolution of a contractual dispute. Without this reversal, sales and marketing expense as a percentage of revenue for the three and six month periods ended June 30, 2004 would have been 35.0% and 36.7%, respectively.

•

While we are focused on optimizing the efficiency of our sales and marketing channels, we expect absolute amounts spent in sales and marketing to increase over time due to continued expansion of our international businesses, which have a higher sales and marketing cost relative to revenue due to their comparatively

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early stages of development, as well as increases in search-related costs, increased marketing volume and higher costs of traffic acquisition online.

General and Administrative

•	General and administrative expenses consist primarily of compensation for personnel to support functions such as our executive leadership, finance, legal, tax and human resources teams. In addition to people-related costs, other significant expenses include fees for professional services such as legal, tax and accounting. Incremental external costs incurred in connection with the spin-off were $1.2 million and $2.2 million for the three and six months ended June 30, 2005, respectively.

•	General and administrative costs include product development expenses, such as payroll and related expenses for website development, maintenance, localization and acquired content.

•	We expense costs related to the development of internal-use software and website development other than those costs incurred during the application development stage. In accordance with SOP 98-1 and EITF No. 00-02, costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the software, which ranges from one to five years. For the three and six months ended June 30, 2005, we capitalized $5.0 million and $10.1 million, and amortized previously capitalized amounts of $5.2 million and $10.0 million respectively. For the three and six months ended June 30, 2004 we capitalized $3.7 million and $6.7 million, and amortized previously capitalized amounts of $4.3 million and $8.4 million respectively.

•	We expect absolute amounts spent on corporate personnel and professional service to increase over time as we add headcount and begin to incur incremental costs as a stand-alone public company. In addition, given the increasing complexity of our business, geographic expansion, initiatives in corporate travel, increased supplier integration, service-oriented architecture improvements and other technology and content initiatives, we expect absolute amounts spent in product development to increase over time.

Net Interest Income

•	Pursuant to terms of the spin-off, Expedia, Inc. is expected to have approximately $100 million of cash, cash equivalents and restricted cash, in addition to the cash, cash equivalents and restricted cash held by eLong. This reduced cash balance versus historical amounts will likely result in reduced interest income compared with what is recorded in the historical combined statements of operations.

•	Expedia, Inc. will have a $1 billion, five year revolving credit facility in place at the time the spin-off is effective. Interest expense from the facility, as well as one-time costs to put the facility in place and annual fees for unused portions of the facility will likely increase interest expense compared with what was recorded in the historical combined statements of operations.

Income Taxes

•	The effective tax rates for continuing operations and adjusted net income were 38% and 37% respectively in the second quarter of 2005 compared to 39% and 37% in the prior year quarter. Second quarter effective tax rates were higher than the federal statutory rate of 35% due principally to state taxes and non-deductible transaction costs related to the spin-off. The effective tax rate for continuing operations was further impacted by the non-deductible amortization of non-cash compensation expense. Second quarter 2004 effective tax rates were higher than the federal statutory rate principally due to state taxes and foreign losses for which no tax benefit was recognized. The effective tax rate for continuing operations was further impacted by non-deductible amortization of non-cash compensation expense.

Foreign Exchange

•	As Expedia, Inc.’s reporting currency is the U.S. Dollar, reported financial results are impacted from strength or weakness in the U.S. dollar in comparison to the currencies of our international websites. We believe it is important to evaluate growth rates excluding any impact from currency changes.

•	Excluding the $3.7 million benefit for changes in foreign exchange rates, revenue for the three months ended June 30, 2005 would have been $551.3 million, an increase of 13% versus the prior year period. Excluding the $7.4 million benefit for changes in foreign exchange rates, revenue for the six months ended June 30, 2005 would have been $1,032.7 million, an increase of 15% versus the prior year period.

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Definitions of Non-GAAP Measures

The following measures are defined by the Securities and Exchange Commission as non-GAAP financial measures.

Operating Income Before Amortization is defined as operating income plus: (1) amortization of non-cash distribution and marketing expense, (2) amortization of non-cash compensation expense, (3) amortization of intangible assets and goodwill impairment, if applicable and (4) certain one-time items, if applicable. Management believes this measure is useful to investors because it represents the combined operating results of Expedia, Inc.’s businesses, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to Expedia, Inc.’s statement of operations of certain expenses, including non-cash compensation, non-cash payments to partners, and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders plus (1) amortization of non-cash distribution and marketing expense, (2) amortization of non-cash compensation expense, (3) amortization of intangible assets and goodwill impairment, if applicable, (4) one-time items, net of related tax, and minority interest and (5) discontinued operations, net of tax. Adjusted net income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses and items not directly tied to the recurring core operations of our businesses.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the combined statements of cash flows.

We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing comparable GAAP measures, GAAP financial statements, and descriptions of the reconciling items and adjustments, to derive the non-GAAP measures.

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Tabular Reconciliations For Non-GAAP Measures

Operating Income Before Amortization

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
	(in thousands)
Operating Income Before Amortization	$174,255	$152,118	$310,977	$250,791
Amortization of non-cash distribution and marketing expense	(3,485)	(4,733)	(3,917)	(9,771)
Amortization of non-cash compensation expense	(42,608)	(43,175)	(80,908)	(90,044)
Amortization of intangibles	(31,783)	(30,688)	(63,448)	(60,777)

Operating Income	96,379	73,522	162,704	90,199
Net interest income	19,712	8,348	29,511	14,274
Equity in income (loss) of unconsolidated affiliates and other	3,476	(918)	4,510	(2,458)
Income tax expense	(45,484)	(31,938)	(74,869)	(40,282)
Minority interest in income of consolidated subsidiaries	(651)	(472)	(395)	(472)

Net Income	$73,432	$48,542	$121,461	$61,261

Adjusted Net Income

	For the three months Ended June 30,		For the six months Ended June 30,
	2005	2004	2005	2004
	(in thousands)
Net income	$73,432	$48,542	$121,461	$61,261
Amortization of non-cash distribution and marketing expense	3,485	4,733	3,917	9,771
Amortization of non-cash compensation expense	42,608	43,175	80,908	90,044
Amortization of intangibles	31,783	30,688	63,448	60,777
Minority interest in income of consolidated subsidiaries	(649)	(113)	(908)	(113)
Income taxes	(27,570)	(27,095)	(52,780)	(56,883)

Adjusted net income	$123,089	$99,930	$216,046	$164,857

Free Cash Flow

	For the six months Ended June 30,		Twelve Months Ended June 30, 2005
	2005	2004
	(in thousands)
Net cash flow provided by operating activities	$783,450	$657,132	$929,171
Less: capital expenditures	(26,010)	(26,131)	(53,286)

Free cash flow	$757,440	$631,001	$875,885

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Conference Call

Expedia, Inc. will audiocast its conference call with investors and analysts discussing its second quarter financial results and certain forward looking information on Tuesday, August 2, 2005 at 11:30 a.m. Eastern Time (ET). The audiocast will be open to the public and available via http://www.iac.com/investors.html.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Expedia, Inc.’s anticipated financial performance, business prospects, new developments, pending transactions and similar matters, and/or statements that use words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “believes” and similar expressions.

These forward-looking statements are based on management’s current expectations and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in the forward-looking statements included in this report for a variety of reasons, including, among others: a failure to complete or material delay in completing the spin-off; adverse changes in senior management at Expedia, Inc. and/or its businesses; the rate of growth of the Internet and online travel; changes in global economic conditions, consumer spending, the competitive environment, the e-commerce industry and broadband access; world events; the rate of online migration in the various geographies and markets in which Expedia, Inc.’s businesses operate; fluctuations in foreign exchange rates; the ability of Expedia, Inc. to expand successfully in international markets; possible one-time charges resulting from, among other events, integration activities, platform migration and shared services efforts; failure to realize cost efficiencies; the successful completion of pending corporate transactions and the integration of acquired businesses; and the integrity, security and redundancy of systems and networks of Expedia, Inc. and its businesses.

Certain of these and other risks and uncertainties are discussed in IAC’s and Expedia, Inc.’s filings with the Securities and Exchange Commission (“SEC”). Other unknown or unpredictable factors also could have a material adverse effect on Expedia, Inc.’s business, financial condition and results of operations. In light of these risks and uncertainties, the forward-looking statements discussed in this press release may not occur. Accordingly, readers should not place undue reliance on these forward looking statements, which only reflect the views of Expedia, Inc.’s management as of the date of this press release.

Expedia, Inc. is not under any obligation and does not intend to publicly update or review any of these forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

The Spin-Off

On December 21, 2004, IAC/InterActiveCorp. (“IAC”) announced its plan to separate into two independent public companies in order to better achieve certain strategic objectives of its various businesses. In this release this transaction is referred to as the “spin-off” and the new company that will hold the travel and travel-related businesses of IAC as “Expedia, Inc.” Following the completion of the spin-off, Expedia, Inc. will consist of IAC’s travel and travel-related businesses, subsidiaries and investments (other than Interval International and TV Travel Shop, which IAC will retain) and TripAdvisor (collectively the “Expedia businesses”).

On July 19, 2005 at IAC’s annual meeting of shareholders, IAC’s shareholders approved the spin-off of Expedia, Inc. and the related proposals submitted. The spin-off is expected to occur next week, with IAC and Expedia, Inc. beginning trading as independent public companies on August 9, 2005. It is anticipated that Expedia, Inc. will trade on the NASDAQ, under the symbol “EXPE.”

In connection with the proposed spin-off, IAC and Expedia, Inc., filed a proxy statement/prospectus with the SEC which contains important information about IAC, Expedia, Inc., the spin-off and related matters. Investors and security holders

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can obtain free copies of the proxy statements/prospectuses and other documents filed by IAC and Expedia, Inc. with the SEC in connection with the proposed spin-off transaction at the SEC’s web site at www.sec.gov.

In addition to the proxy statement/prospectus, IAC files annual, quarterly and current reports, proxy statements and other information with the SEC, each of which should be available at the SEC’s web site at www.sec.gov. You may also read and copy any reports, statements and other information filed by IAC and Expedia, Inc. at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

Basis of Presentation

In connection with the spin-off, Expedia, Inc. was incorporated as a Delaware corporation in April 2005. Following the completion of the spin-off, Expedia, Inc. will consist of IAC’s travel and travel-related businesses, subsidiaries and investments (other than Interval International and TV Travel Shop, which IAC will retain) and TripAdvisor.

The combined historical financial results included as part of this release assume (i) the contribution or other transfer of all of the subsidiaries and assets relating to the Expedia businesses to Expedia, Inc., (ii) the assumption by Expedia, Inc. or one of its subsidiaries of all of the liabilities relating to the Expedia businesses and (iii) the allocation to Expedia, Inc. of certain IAC corporate expenses relating to the Expedia businesses for certain periods, certain of which will occur in connection with the spin-off and certain of which are governed by the terms of the separation agreement Expedia, Inc. will enter into with IAC in connection with the spin-off. For a description of the separation agreement, as well as other agreements that Expedia, Inc. will enter into with IAC in connection with the spin-off, please refer to the proxy statements/prospectuses on file with the SEC.

Accordingly, the combined historical financial statements of Expedia, Inc. reflect the historical financial position, results of operations and cash flows of the Expedia businesses since their respective dates of acquisition by IAC, based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the Expedia businesses with the exception of accounting for income taxes, which for purposes of these financial statements have been computed for Expedia, Inc. on a separate tax return basis. These financial statements are prepared on a combined, rather than a consolidated, basis because no direct ownership relationship existed among any or all the various businesses comprising Expedia, Inc. Significant intercompany transactions and accounts have been eliminated. In order to reflect the legal form of IAC’s and its subsidiaries ownership of the Expedia businesses, these combined financial statements present IAC’s and its subsidiaries net investment in Expedia, Inc. as invested equity in lieu of stockholders’ equity.

Expedia, Inc.’s management believes that the assumptions underlying the combined historical financial statements of Expedia, Inc. are reasonable. However, this financial information does not necessarily reflect the future financial position, results of operations and cash flows of Expedia, Inc. nor does it reflect what the historical financial position, results of operations and cash flows of Expedia, Inc. would have been had Expedia, Inc. been a stand alone company during the periods presented.

The combined historical financial statements of Expedia, Inc. include allocations by IAC to Expedia, Inc. of certain IAC corporate expenses relating to the Expedia businesses from their respective dates of acquisition by IAC. General allocable corporate overhead has been allocated based on the ratio of Expedia, Inc.’s revenues as a percentage of IAC’s total revenue. General allocated corporate overhead, which primarily includes expenses relating to accounting, treasury, legal, tax, corporate support, human resource functions and internal audit, amounted to $2.5 million and $4.1 million for the three and six months ended June 30, 2005, and $1.9 million and $3.8 million for the corresponding periods in 2004. It is not practicable to determine the amounts of these expenses that would have been incurred had Expedia, Inc. operated as an unaffiliated entity. In the opinion of management of Expedia, Inc. the allocation method is reasonable. Following the completion of the spin-off, Expedia, Inc. will perform these functions using its own resources or purchased services.

The calculations of Expedia, Inc.’s income taxes (on a combined basis for all of the Expedia businesses) are on an as if stand-alone, separate tax return basis. These calculations reflect what Expedia, Inc.’s estimated historical income taxes would have been had Expedia, Inc. been a stand-alone company during the periods presented. Expedia, Inc. has been a

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member of the IAC consolidated federal and state tax returns since August 2003 and has filed in certain states with IAC on a combined or unitary basis since 2002. In all periods presented, current and deferred tax expense has been computed for Expedia, Inc. on an as if separate tax return basis. IAC has reimbursed Expedia, Inc. for its net operating losses and tax credits that were utilized in the IAC consolidated tax returns. These calculations do not necessarily reflect what Expedia, Inc.’s future income taxes will be, nor do they reflect tax strategies that Expedia, Inc. would have followed or will follow on an as if stand-alone entity basis, given that its tax position was being managed by IAC for the benefit of IAC on a consolidated basis. The respective rights, responsibilities and obligations of Expedia, Inc. and IAC after the spin-off with respect to taxes for the periods ending on or before the spin-off will be governed by a tax sharing agreement, which agreement is incorporated in the proxy statements/prospectuses on file with the SEC.

About IAC/InterActiveCorp

IAC operates leading and diversified businesses in sectors being transformed by the Internet, online and offline. Its mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit http://iac.com.

About Expedia, Inc.

Expedia, Inc. is among the world’s leading travel service companies, making travel products and services available to leisure and corporate travelers in the United States and abroad through a diversified portfolio of brands, including Expedia.com, Hotels.com, Hotwire, Expedia Corporate Travel, Classic Custom Vacations and a range of other domestic and international brands and businesses.

Contacts

Expedia, Inc. Investor Relations

Stu Haas

(425) 679-7852

ir@expedia.com

Expedia, Inc. Corporate Communications

Jason Reindorp

(425) 679-7396

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